Appendix 13.B
INSTITUTIONAL INVESTMENT STRATEGY FUND
CODE OF ETHICS
INSTITUTIONAL INVESTMENT STRATEGY FUND (the "Fund") has adopted this Code of Ethics (the "Code") in order to set forth guidelines and procedures that promote ethical practices and conduct by all of its Access Persons and to ensure that all Access Persons comply with the federal securities laws. To the extent that any such individuals are subject to compliance with the Code of Ethics of the Fund's adviser, (the "Adviser"), as applicable, whose Codes of Ethics complies with Rule 17j-1, compliance by such individuals with the provisions of the Code of the applicable Adviser shall constitute compliance with this Code. Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code.
1.
The interests of the Fund must always be paramount. Access Persons have a legal, fiduciary duty to place the interests of the Fund ahead of their own. In any decision relating to their personal investments, Access Persons must scrupulously avoid serving their own interests ahead of those of Fund.
2.
Access Persons may not take advantage of their relationship with the Fund. Access Persons should avoid any situation (unusual investment opportunities, perquisites and accepting gifts of more than token value from persons seeking to do business with the Fund) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of the Fund.
3.
All Personal Securities Transactions should avoid any actual, potential, or apparent conflicts of interest. Although all Personal Securities Transactions by Access Persons must be conducted in a manner consistent with this Code, the Code itself is based on the premise that Access Persons owe a fiduciary duty to the Fund, and should avoid any activity that creates an actual, potential, or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.
Access Persons must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual's fiduciary duty to the Fund.
4.
Access Persons must comply with all applicable laws. In both work-related and personal activities, Access Persons must comply with all applicable laws, including the federal securities laws.
Any violations of this Code should be reported promptly to the Chief Compliance Officer or his designee. Failure to do so will be deemed a violation of the Code.
DEFINITIONS

"Access Person" shall have the same meaning as set forth in Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") and shall include:
1.
all officers and trustees (or persons occupying a similar status or performing a similar function) of the Fund;
2.
all officers and trustees (or persons occupying a similar status or performing a similar function) of the Adviser;
3.
any employee of the Fund or the Adviser (or of any company controlling or controlled by or under common control with the Fund or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale; and
4.
any other natural person controlling, controlled by or under common control with the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.
"Adviser" means Buena Capital Advisors, LLC
"Beneficial Ownership" means in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect "pecuniary interest" in the security.
"Chief Compliance Officer" means the Code of Ethics Compliance Officer of the Fund with respect to Trustees and officers of the Fund, or the Chief Compliance Officer of the Adviser with respect to Adviser’s personnel.
"Code" means this Code of Ethics.
"Covered Security" means any Security, except (i) direct obligations of the U.S. Government, (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by an unaffiliated open-end mutual fund and (iv) shares issued by an unit investment trust that are invested exclusively in one or more open-end investment companies.
"Decision Making Access Person" means any Access Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding recommendations on the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales. Decision Makers typically are Advisers personnel.
"Fund" means Institutional Investment Strategy Fund.

"Immediate family" means an individual's spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and should include adoptive relationships. For purposes of determining whether an Access Person has an "indirect pecuniary interest" in securities, only ownership by "immediate family" members sharing the same household as the Access Person will be presumed to be an "indirect pecuniary interest" of the Access Person, absent special circumstances.
"Independent Trustees" means those Trustees of the Fund that would not be deemed an "interested person" of the Fund, as defined in Section 2(a)(19)(A) of the 1940 Act.
"Indirect Pecuniary Interest" includes, but is not limited to: (a) securities held by members of the person's Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner's proportionate interest in Fund securities held by a general or limited partnership; (c) a person's right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person's interest in securities held by a Trust; (e) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, Trustee, or person or entity performing a similar function, with certain exceptions.
"Initial Public Offering" means an offering of securities registered under Securities Act of 1933, as amended (the "Securities Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 of Section 15(d) of the Securities Exchange Act.
"Investment Personnel" means (i) any employee of the Fund or the Fund's investment adviser or sub-adviser (or any company in a Control Relationship with the Fund or its investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and (ii) any natural person who controls the Fund or its investment adviser or sub-adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.
"Limited Offering" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant or Rule 504, Rule 505 or Rule 506 under the Securities Act.
"Officer" of an entity includes the entity's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Fund, including the Chief Compliance Officer.

"Pecuniary Interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.
"Personal Securities Transaction" means any transaction in a Covered Security in which an Access Person has a direct or indirect Pecuniary Interest.
"Purchase or Sale of a Security" includes the writing of an option to purchase or sell a Security. A Security shall be deemed "being considered for Purchase or Sale" for the Fund when a recommendation to purchase or sell has been made and communicated by a Decision Making Access Person, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. These recommendations are placed on the "Restricted List" until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold.
"Restricted List" means the list of securities maintained by the Chief Compliance Officer or his designee in which trading by Access Persons is generally prohibited.
"Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-Trust certificate, pre-organization certificate or subscription, transferable share, ETF share, investment contract, voting-Trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly known as "security", or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.
PROHIBITED ACTIONS AND ACTIVITIES
A.
No Access Person shall purchase or sell directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale;
(1)
is being considered for purchase or sale by the Fund, or
(2)
is being purchased or sold by the Fund.
B.
Decision-Making Access Persons may not participate in any initial public offering of Covered Securities in any account over which they exercise Beneficial Ownership. All other Access Persons must obtain prior written authorization from the Chief Compliance Officer or his designee prior to such participation;
C.
No Access Person may purchase a Covered Security in which by reason of such transaction they acquire Beneficial Ownership in a private placement of a Security, without prior written authorization of the acquisition by the Chief Compliance Officer or his designee;

D.
Access Persons may not accept any fee, commission, gift, or services, other than de minimis gifts, from any single person or entity that does business with or on behalf of the Fund;
(1)
An Access Person of the Fund who is also an access person of the Fund's principal underwriter or its affiliates or an access person of the Fund's Adviser may submit reports required by this Section on forms prescribed by the Code of Ethics of such principal underwriter, or investment adviser provided that such forms contain substantially the same information as called for in the forms required by this Section and comply with the requirements of Rule 17j-1(d) (1).
E.
Access Persons may not accept any fee, commission, gift, or services, other than de minimis gifts, from any single person or entity that does business with or on behalf of the Fund;
F.
Decision-Making Access Persons may not serve on the board of directors of a publicly traded company without prior authorization from the Chief Compliance Officer or his designee based upon a determination that such service would be consistent with the interests of the Fund. If such service is authorized, procedures will then be put in place to isolate such Decision-Making Access Persons serving as directors of outside entities from those making investment decisions on behalf of the Fund.
Advanced notice should be given so that the Fund or Adviser may take such action concerning the conflict as deemed appropriate by the Chief Compliance Officer or his designee.
G.
Decision-Making Access Person may not execute a Personal Securities Transaction involving a Covered Security without authorization of the Chief Compliance Officer or such persons who may be designated by the Chief Compliance Officer from time to time provided it is permitted under the Adviser's Code of Ethics. The Chief Compliance Officer or his designee may restrict purchases of Covered Securities pursuant to the Adviser's Code of Ethics.
H.
It shall be a violation of this Code for any Access Person, in connection with the purchase or sale, directly or indirectly, of any Covered Security held or to be acquired by the Fund:
(1)
to employ any device, scheme or artifice to defraud the Fund;
(2)
to make to the Fund any untrue statement of a material fact or to omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
(3)
to engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or
(4)
to engage in any manipulative practice with respect to the Fund.

EXEMPTED TRANSACTIONS
The provisions described above under the heading Prohibited Actions and Activities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:
●
Purchases or Sales of Securities effected in any account in which an Access Person has no Beneficial Ownership;
●
Purchases or Sales of Securities which are non-volitional on the part the Access Person (for example, the receipt of stock dividends);
●
Purchase of Securities made as part of automatic dividend reinvestment plans;
●
Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and
●
Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.
PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS
All Decision-Making Access Persons wishing to engage in a Personal Securities Transaction involving, as defined in the Securities Act of 1933, an Initial Public Offering (IPO) or a Limited Offering must obtain prior authorization of any such Personal Securities Transaction from the Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions by the Chief Compliance Officer shall require prior authorization from the President or Chief Executive Officer of the Fund (unless such person is also the Chief Compliance Officer), who shall perform the review and approval functions relating to reports and trading by the Chief Compliance Officer. The Trust shall adopt the appropriate forms and procedures for implementing this Code of Ethics.
Any authorization so provided is effective until the close of business on the fifth trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction involving IPO or Limited Offering is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the order originally amends the order in any manner. Authorization for "good until canceled" orders is effective unless the order conflicts with the Fund’s order.
If a person wishing to effect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered for Purchase or Sale by a Fund, such person shall cancel the trade. Affiliated Persons and/or Officers are required to obtain pre-clearance for all personal securities transactions involving shares of the Fund from the Fund's Chief Compliance Officer, and meet the Fund's requirements for section 16 reporting.
Investment Personnel of the Fund or Adviser must obtain approval from the Fund or Adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or a Limited Offering.
REPORTING AND MONITORING
The Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate shall monitor all personal trading activity of all Access Persons pursuant to the procedures established under this Code.
An Access Person need not make an Initial Holdings, Quarterly Transaction Report, or Annual Holdings Report under this Code of Ethics if all of the information required in such reports would duplicate information (1) contained in broker trade confirmations or account statements received by the Fund, or the Adviser,  with respect to the Access Person in the time period required by this Code of Ethics, (2) contained in similar reports filed with the Adviser with respect to the Access Person in the time period required by this Code of Ethics, or (3) required to be recorded under Rule 204-2(a)(12) under the Investment Adviser Act of 1940, as amended.
Disclosure of Personal Brokerage Accounts
Within ten days of the commencement of employment or at the commencement of a relationship with the Fund, all Access Persons, except Independent Trustees, are required to submit to the Chief Compliance Officer or his designee a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or an Immediate Family member has Beneficial Ownership. Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the Chief Compliance Officer or his designee must be notified immediately.
The information required by the above paragraph must be provided to the Fund Chief Compliance Officer or his designee on an annual basis, and the report of such should be submitted with the annual holdings reports described below.
Each of these accounts is required to furnish duplicate confirmations and statements to the Adviser Chief Compliance Officer or his designee. These statements and confirms for the Fund Trust may be sent to the Adviser.
Initial Holdings Report
Within ten days of becoming an Access Person (and with information that is current as of a date no more than 45 days prior to the date that the report was submitted), each Access Person, except Independent Trustees must submit a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership. This report must state the date on which it is submitted.
Annual Holdings Reports
All Access Persons, except Independent Trustees, must supply the information that is required in the initial holdings report on an annual basis, and such information must be current as of a date no more than 45 days prior to the date that the report was submitted. Such reports must state the date on which they are submitted.
Quarterly Transaction Reports
All Access Persons shall report to the Chief Compliance Officer or his designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:
●
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;
●
The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●
The price of the Covered Security at which the transaction was effected; and
●
The name of the broker, dealer, or bank with or through whom the transaction was effected.
●
The date the Access Person Submits the Report.
Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to each Adviser's address noted above is an acceptable form of a quarterly transaction report.
An Independent Trustee need only make a quarterly transaction report if he or she, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately preceding or following the date of the transaction by the Independent Trustee, the Covered Security was purchased or sold by a Fund or was considered for purchase or sale by the Fund.
An Access Person of the Fund who is also an Access Person of the Adviser or Sub-Adviser may submit reports required by this Section on forms prescribed by the Code of

Ethics of such Adviser or Sub-Adviser, provided that such forms contain substantially the same information as called for in the forms required by this Section and comply with the requirements of Rule 17j-1(d)(1).
ENFORCEMENTS AND PENALTIES
The Chief Compliance Officer or his designee shall review the transaction information supplied by Access Persons. If a transaction appears to be a violation of this Code, the transaction will be reported to the Board of Trustees.
Upon being informed of a violation of this Code, the Board of Trustees may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code. The Fund shall impose sanctions in accordance with the principle that no Access Person may profit at the expense of its clients. Any losses are the responsibility of the violator. Any profits realized on personal securities transactions in violation of the Code must be disgorged in a manner directed by the Board of Trustees.
Annually, the Chief Compliance Officer at a regular meeting of the Board shall make a report on Personal Securities Transactions by Access Person. The report submitted to the board shall:
●
Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;
●
Identify any violations of this Code and any significant remedial action taken during the prior year; and;
●
Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.
RECORDKEEPING
The Fund shall cause the records enumerated in this Section VII (a) through (e) below to be maintained in an easily accessible place and shall cause such records to be made available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examinations.
Specifically, the Fund shall maintain:
●
a copy of the Code of Ethics adopted by the Fund that is in effect, or at any time within the previous five (5) years was in effect in an easily accessible place;
●
a record of any violation of the Code of Ethics, and of any action taken as a result of such violation, in an easily accessible place, for at least five (5) years after the end of the fiscal year in which the violation occurs;

●
a copy of each report made by an Access Person as required by this Code of Ethics for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided, the first two (2) years in an easily accessible place;
●
a record of all persons, currently or within the past five years, who are or were required to make reports under Section V of this Code of Ethics, or who are or were responsible for reviewing these reports, in an easily accessible place; and
●
a copy of each report required by Section V of this Code of Ethics, for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place.
The Fund must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section IV, for at least five years after the end of the fiscal year in which the approval is granted.
ACKNOWLEDGEMENT
The Fund must provide all Access Persons with a copy of this Code. Upon receipt of this Code, all Access Persons must do the following:
All new Access Persons must read the Code, complete all relevant forms supplied by the Chief Compliance Officer or his designee (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer or his designee to discuss the provisions herein within two calendar weeks of employment.
I certify that I have read and understand the Code of Ethics of and recognize that I am subject to it. [if an employee of the Adviser] I further certify I will fulfill my personal securities holdings and transactions reporting obligates through the procedures of the Adviser with respect to covered securities.

Printed Name:

Signature:

Date:

Existing Access Persons who did not receive this Code upon hire, for whatever reason, must read the Code, complete all relevant forms supplied by the Chief Compliance Officer or his designee (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer or his designee to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.
All Access Persons must certify on an annual basis that they have read and understood the Code.